EXHIBIT 99
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                         Northern Trust Corporation
                           50 South LaSalle Street
                           Chicago, Illinois 60675
                             Contact: Sue Rageas
                              Public Relations
                               (312) 444-4279
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   FOR IMMEDIATE RELEASE
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   NORTHERN TRUST CORPORATION TO REDEEM AUCTION PREFERRED STOCK, SERIES C
               AND FLEXIBLE AUCTION PREFERRED STOCK, SERIES D

        (Chicago, April 21, 2003) Northern Trust Corporation announced today (i) the call for redemption on May 21, 2003 of all of its outstanding Auction Preferred Stock, Series C (the "Series C Preferred") at the redemption price of $100,000 per share, plus accrued and unpaid dividends thereon to May 21, 2003 of $197.36 per share, for a total payment of $100,197.36 per share and (ii) the call for redemption on June 4, 2003 of all of its outstanding Flexible Auction Preferred Stock, Series D (the "Series D Preferred") at the redemption price of $100,000 per share, plus accrued and unpaid dividends thereon to June 4, 2003 of $204.17 per share, for a total payment of $100,204.17 per share.

        Notice of the redemption is being delivered to holders of the Series C Preferred and Series D Preferred on April 21, 2003. Payment of the redemption price will be presented to beneficial holders of Series C Preferred on May 21, 2003 and to beneficial holders of Series D Preferred on June 4, 2003. Payment of the redemption price will be made through the customary procedures of The Depository Trust Company ("DTC") by the crediting of DTC participants' accounts in accordance with those participants' respective holdings of Series C Preferred and Series D Preferred as shown on DTC's records.

        Dividends on the Series C Preferred will accrue through May 20, 2003. From and after May 21, 2003, the Series C Preferred will no longer be deemed outstanding and the right to receive dividends thereon will cease to accrue. On May 21, 2003, all rights of holders of the Series C Preferred will cease and terminate, except only the right of the holders thereof to receive the redemption price without interest.

        Dividends on the Series D Preferred will accrue through June 3, 2003. From and after June 4, 2003, the Series D Preferred will no longer be deemed outstanding and the right to receive dividends thereon will cease to accrue. On June 4, 2003, all rights of holders of the Series D Preferred will cease and terminate, except only the right of the holders thereof to receive the redemption price without interest.







        Northern Trust Corporation (Nasdaq: NTRS) is a leading provider of global financial solutions for the investment management, asset administration, fiduciary and banking needs of affluent individuals and corporations and institutions. Northern Trust, a multibank holding company based in Chicago, has a growing network of offices in 12 states, international offices in five countries and more than 9,300 employees worldwide. As of December 31, 2002, Northern Trust had trust assets under administration of $1.5 trillion, assets under investment management of $302.5 billion and banking assets of nearly $40 billion. Northern Trust, founded in 1889, has earned distinction as an industry leader in combining high-touch service and expertise with innovative products and services. For more information, visit www.northerntrust.com.

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